U.S. Securities and Exchange Commission
            Washington, D.C. 20549


            Form 8-K
            CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the Securities Exchange
            Act of 1934


            Date of Report: August 4, 1997


            THE VERMONT TEDDY BEAR CO., INC.   (Exact name of small
            business issuer as specified in its charter)


                    New York                                1-12580
                                         03-0291679
             (State or other jurisdiction of
                       (Commission
                          (I.R.S. Employer
            incorporation or organization)
                    File Number)
                      Identification No.)


            2236 Shelburne Road, Post Office Box 965
            Shelburne, Vermont  05482
             (Address of principal executive offices)


            (802) 985-3001
            (Issuer's telephone number)



            Item 5.  Other Events


                 On Friday, July 18, 1997, The Vermont Teddy Bear Co.,

            Inc. (the _Company_) sold its manufacturing and headquarters building and a portion of its real estate located in Shelburne, Vermont to URSA (VT) QRS 12-30, Inc. (_URSA_), a Vermont corporation and wholly owned subsidiary of Corporate Property Associates 12, a real estate investment trust managed by an affiliate of W.P. Carey and Co., Inc., for a total sales price of approximately Five Million Nine Hundred Thousand Dollars ($5,900,000). The Company has entered into a lease with URSA, by which it has leased back the building and real property sold for a period of twenty years. The lease requires the Company to make rental payments totaling $5,900,000 over its twenty year term. The transaction will be accounted for under the financing method in accordance with Statement of Financial Accounting Standard No. 98, _Accounting for Leases._ The Company's obligations under the lease are secured by a mortgage and security interest on all of its remaining real property and assets.

                 Of the net proceeds of the sale, totaling approximately
            Five Million Three Hundred Thousand Dollars ($5,300,000), the Company has used approximately Three Million Nine Hundred Thousand Million Dollars ($3,900,000) to pay off the Company's mortgage and line of credit financing with the Vermont National Bank. The Vermont National Bank obligations were to come due on September 28, 1997. The Company will use the remaining One Million Four Hundred Thousand Dollars ($1,400,000) for general working capital.


            Signatures


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          The Vermont Teddy Bear Co.,
                                          Inc.

            Date: August 4, 1997                    /s/ Elisabeth B.

            Robert                               ,

                                          Elisabeth B. Robert,
                                          Chief Financial Officer